TRIMERIS INCORPORATED

Moderator: Steven D. Skolsky

July 19, 2005

5:00 pm ET

Operator: Good afternoon and welcome to the Trimeris Second Quarter 2005 Earnings conference call. This conference call may contain projections, estimates and other forward-looking statements that involve a number of risks and uncertainties including those discussed in Trimeris' filings with the Securities & Exchange Commission.

Among the factors that could cause actual results to differ materially are the following. There is uncertainty regarding the success of our research and development activities, regulatory authorizations and product commercializations. The results of our previous clinical trials are not necessarily indicative of future clinical trials and our drug candidates are based upon novel technology are difficult and expensive to manufacture and may cause unexpected side effects.

For a complete description of these risks, see Trimeris' Form 10K filed with the Securities & Exchange Commission on March 11, 2005 and its periodic reports filed with the SEC.

Actual manufacturing and commercialization results may differ from previous results and current projections. While the information presented during this call represents management's current judgments on the future direction of the company's business, such risks and uncertainties could cause actual operating results to differ materially from any future performance suggested herein.

Trimeris undertakes no obligation to update these forward-looking statements to reflect the events or circumstances arising after the date hereof.

I would now like to turn the call over to Mr. Skolsky. Please go ahead sir.

Steven D. Skolsky: Thanks for joining us this afternoon for our Second Quarter 2005 Earnings conference call. We welcome those of you participating by phone as well as those of you listening over the Internet. Notice of this call was included with the press release issued this afternoon and on July 13, 2005.

I would now like to introduce those members of the Trimeris team with me here on the call, Danny Bolognesi, Chief Scientific Officer, Bob Bonczek, Chief Financial Officer, Walter Capone, Vice President of Commercial Operations, Barney Koszalka, Executive Vice President of Scientific Operations and Andrew Graham, Director of Finance.

I would also like to welcome the newest member of our senior management team, Dr. Neil Graham, our Chief Medical Officer and Senior Vice President of Clinical Development and Medical Affairs.

During today's call I will address our operating results for the second quarter and a brief review of our commercial and research operations.

Let me first comment on our financial results. For the second quarter of 2005, we reported a loss of $3.1 million or a 14 cent loss per share compared with a loss of $16.2 million or a 75 cent loss per share in the same period last year.

Our results for the second quarter represent an improvement over the first quarter loss of $5.5 million or a 25 cent loss per share.

With the six months ended June 30, 2005, we reported a net loss of $8.6 million compared to a net loss of $26.1 million in the same period last year. These improved results were primarily driven by increased FUZEON sales, increased royalty revenue and decreased operating expenses.

I'm also very pleased to note that this represents our first profitable quarter for the collaboration with Roche.

Our cash position as of June 30 is approximately $43.1 million and remains in line with our guidance of $12 to $18 million net cash burn for 2005.

And now turning to our sales results, worldwide net sales of FUZEON were $53.9 million -- up 48% from $36.4 million in the second quarter of 2004 and up 27% from the first quarter of 2005.

Net FUZEON sales in North America for the second quarter of 2005 were $25.2 million -- up 8.2% from $23.3 million in the first quarter of 2005.

Sales of FUZEON and the rest of the world for the second quarter of 2005 were $28.7 million -- up 50.1% from $19.1 million in the first quarter of 2005.

Worldwide net sales of FUZEON for the first half of 2005 were $96.4 million -- up 57.5% from $61.2 million in the first half of the year from last year.

Net sales in North America during the first half of 2005 were $48.5 million -- up 20% from $40.4 million in the first half 2004.

First half 2005 sales results for FUZEON outside of North America showed significant progress as sales increased $47.9 million -- up 130.5% from $20.8 million in the first six months of 2004.

These results also reflected the positive impact of the first sales of FUZEON in Brazil under a new government contract. We have continued to make significant progress in the adoption and the use of FUZEON throughout the first half of this year and results remain in line with expectations for 2005.

I would now like to update you on developments pertaining to FUZEON involving emerging clinical data, progress on product improvements and marketing support activities.

Earlier this year, we reported on the dramatic results seen when FUZEON was used in combination with Tibotec Incorporated's developmental protease inhibitor, TMC-114.

Sixty-seven percent of treatment experienced patients were able to achieve the lowest level of detectable virus -- below 50 copies of HIV.

At the same time, data from studies of FUZEON with tipranavir/ritonavir indicated that 70% of treatment-experienced patients were able to achieve at least a 1 log drop in HIV viral load.

Previously, maintaining adequate CD4 immune cells despite high or rising levels of HIV virus was the best possible outcome clinicians could hope for in such patients. Now, a goal formerly seen is unattainable in the majority of triple class experienced patients, namely undetectable viral load, is an emerging new standard of care with FUZEON at the foundation of such highly suppressive HIV regimens.

The relevance of this data and the effect of FUZEON in achieving maximum viral suppression featured prominently in the recent FDA Advisory Panel Review of tipranavir, the panel found that FUZEON had a very strong and consistent effect in suppressing HIV viral load and improving CD4 counts when combined with tipranavir. This effect was even seen in patients who had failed prior FUZEON-based therapies yet subsequently derived clinical benefit upon FUZEON re-exposure in combination with tipranavir.

The FDA accepted the panel's recommendations in the June 22, 2005 approval of tipranavir. In particular, the FDA noted that tipranavir's effectiveness is clearly and significantly enhanced when used with FUZEON. And as stated in the package insert, "Patients in the tipranavir/ritonavir arm achieved a significantly better virologic outcome when it was combined with enfuvirtide."

The Roche sales force is now able to use the tipranavir label and related data to promote the co-administration of FUZEON with tipranavir in treatment experienced patients who can benefit from the combination of these drugs in their HIV regimens.

Next I would like to address our internal product development programs for FUZEON. It is generally recognized that the chief impediment to the broader adoption of FUZEON in clinical practice is related to the route of administration and the incidence of injection site reactions. Our continuing work to ameliorate these issues by developing alternative administration options for FUZEON culminated in several important achievements this spring.

At the start of 2005, we committed to filing a supplemental new drug application for FUZEON to include the Biojector 2000 needle-free injection system in the product label. I am pleased to report that the sNDA was in fact filed with the FDA in May and we expect a six-month review for this application.

We are currently working closely with our colleagues at Roche to make the B2000 system commercially available in the first half of 2006. We believe that the availability of needle-free administration for FUZEON represents an important option for patients and healthcare providers that may enable more patients in need of FUZEON to start therapy while assisting current FUZEON patients to remain on therapy. In addition, lapsed FUZEON patients who discontinued due to injection related issues might consider re-starting therapy if a new administration option were available.

In parallel to our collaborative efforts with Roche, data on needle-free administration of FUZEON were presented at the Sixth International Workshop on Clinical Pharmacology of HIV Therapy in April. These data replicated the bio-equivalence data seen in our own T20-405 study earlier this year. The study also revealed a 50% reduction in overall ISR incidence, frequency and severity for patients using the B2000 system compared to needle-syringe administration. An update to this study will be presented at the International AIDS Society conference next week in Rio de Janeiro Brazil.

In another related development, the specialty pharmacy, Chronimed, now known as BioScrip has initiated a medical use evaluation study that includes the B2000 needle-free system. BioScrip has partnered with Bioject Medical Technologies earlier this year to include the B2000 system in this study, which will assess alternative administration options in both current and new FUZEON patients. The initial phase of this program enrolled several hundred patients and led to a second phase started in June that may include several hundred more patients.

Another initiative designed to expand administration options that we have previously discussed is the QUALITE study of FUZEON with a novel Becton Dickinson needle and syringe called the Ultrafine II. Data from the first 100 patients of the 361 enrolled in this study will also be presented at the upcoming IAS meeting and will highlight patient outcomes, tolerability and injection site reaction seen with this new needle syringe option. The smaller gauge Ultrafine II needle syringe may in fact provide an important new option for patients initiating FUZEON or seeking a different administration alternative with the potential for amelioration of injection site reactions.

Among our ongoing FUZEON product support initiatives is the new FUZEON Nursing Connections Program. This program evolved from our previous nationwide nursing program designed to supplement standard FUZEON training and follow-up. And the Roche field sales force is now actively promoting the FUZEON Nursing Connections Program.

Looking ahead over the next several months, I would like to address how FUZEON may be poised to benefit from progress in the approval and development of other HIV antivirals as well as the related data derived from expanding use of FUZEON.

Recently Tibotec has made several announcements regarding the next steps in the development of TMC-114. Some of the initiatives provide further opportunities for treatment experienced patients to potentially achieve results like those seen in the Phase IIb POWER studies, namely reaching undetectable viral load when combining TMC-114 with FUZEON. Whether in the expansion of their Phase IIb trials, initiation of their Early Access Program in the fall or subsequent initiative of other trials involving treatment experience patients, co-administration of TMC 114 with FUZEON is likely in these situations. This combination may provide the best opportunity for patients to reach maximal viral load suppression and improvement in immunologic function.

Now as new entry inhibitors are coming to the forefront of clinical development, one class of chemokine receptor inhibitors, namely CCR5 antagonists is moving into Phase III clinical studies and FUZEON is being included for many patients as part of the optimized background therapy. Much in the same way that the tipranavir and TMC-114 trials demonstrated the benefits of combination therapy with FUZEON, we anticipate similar results and trials combining FUZEON with CCR5 inhibitors.

During our last earnings call we reviewed with you the role that FUZEON is expected to play as new entry inhibitors become available. You may recall that FUZEON is effective not only against multi-drug and resistant virus, but also against viruses that use different co-receptors. For example, data from our own TORO trials in treatment experienced patients indicate that only 50% of patients possessed virus that use the CCR5 co-receptor exclusively. The remainder of patients possessed virus with either mixed or CXCR4 only co-receptor tropism. Viruses that can utilize the CXCR4 co-receptor are more prevalent late in disease progression and may in fact possess increased pathogenicity.

The damaging effects of viruses that can utilize the CXCR4 receptor were particularly evident in the case of the New York City patient who was infected with such a virus that had also acquired extensive resistance to three of the four anti-retroviral drug classes but not to FUZEON. The patient was accordingly treated with a regimen where FUZEON was the only fully active agent.

Emerging data regarding FUZEON's resistance profile indicate that it's distinct from that of other approved anti-HIV drugs and provides some unique advantages. For example, FUZEON resistant mutations do not persist such as occurs with protease inhibitors and some nucleosides, notably the 184V mutation induced by 3TC and FTC. When FUZEON therapy is withdrawn, FUZEON resistant mutants are quickly replaced by wild type virus, suggesting significant defects in the fitness of the FUZEON resistant mutants. Taken together, these data support the rationale to continue FUZEON therapy even in the face of resistance as was demonstrated in the registration trials of tipranavir.

Altogether, these observations highlight the outstanding features of fusion inhibitors and the key role they can play in the foundation to create more effective regimens in treatment experienced patients.

When we last spoke, we reviewed our progress to advance our next generation fusion inhibitor. Our program is designed to address the most critical issues that FUZEON is facing in the marketplace, namely its mode of administration by injection and the potential for injection site reactions. We expect that a fusion inhibitor that possesses enhanced potency and durability, along with a markedly reduced injection frequency and which is administered with a convenient needle-free delivery system will be the partner of choice to create new product regimens with agents entering the marketplace within the next several years.

We are currently evaluating several peptides in a range of sustained released technologies and non-human primate studies and successful outcomes from this work will constitute a major step towards our goal of naming a next generation clinical candidate capable of being administered in a once weekly regimen.

Looking ahead to the upcoming IAS meeting in Rio de Janeiro, we look forward to the presentation of new FUZEON data including:
    an update on the B2000 system with FUZEON by Harris et al., the initial results from the previously mentioned QUALITE study of FUZEON using the Becton Dickinson Ultrafine II needle syringe, also findings from a study of FUZEON patient reported outcomes from Gallant et al., long term efficacy and safety of FUZEON from the Swiss HIV cohort study, and lastly, data on viral load suppression by tipranavir combined with FUZEON at week 24 in highly protease inhibitor experienced patients.

Now looking ahead to the second half of 2005 and early 2006, we anticipate the achievement of several important milestones including:
    sNDA approval of Bioject by year end 2005,
    selection of the next generation fusion inhibitor lead candidate and progression to pre-clinical studies, results from the ENF 401 Study assessing once daily versus twice daily dosing of FUZEON, emerging data from trials involving FUZEON and TMC-114, TMC-125, as well as CCR5 trials, continued progress in the INTENSE and SWITCHTOX Phase IIIb/IV studies, and launch of Bioject in the US following FDA approval in the first half of 2006.

In conclusion, FUZEON has demonstrated consistent, significant growth on a global basis through the first half of 2005 driven by strong results in the major developed HIV markets. Progressive expansion in the adoption and use of FUZEON across these markets highlight the increasing acceptance of the FUZEON value proposition by both physicians and patients.

The availability of new active HIV anti-viral drugs both in development and very recently approved, continue to raise awareness and acceptance of FUZEON as the foundation of highly active therapy for treatment experienced patients. Data derived from these trials with these drugs combined with FUZEON are helping to shape a new standard of care in such patients -- the achievement of undetectable viral load.

Our continuing efforts on focused positioning and targeted promotion will reflect this emerging data and will work synergistically with our focus on alleviating the burden of injection site reactions with alternative delivery systems and ongoing patient and market support initiatives.

This has been a good quarter for Trimeris. We are pleased on several fronts including the very positive commercial results that have generated the first profitable quarter for the collaboration, as well, as our continued R&D progress. And now I'd like to turn over the call to questions as time permits.

Operator: At this time ladies and gentlemen, I would like to remind everyone, if you would like to ask a question, please press star followed by the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

Your first question comes from Kevin Pyun with Morgan Stanley.

Kevin Pyun: Hi. Good afternoon.

Steven D. Skolsky: Good afternoon.

Kevin Pyun: I just had a quick question on the rest of world sales numbers for FUZEON. Could you I guess also break down what you think you can maybe attribute to inventory builds in the new markets?

Steven D. Skolsky: I wouldn't attribute any of the sales to inventory builds in the other markets. And, it's really quite straightforward. We've seen some rather significant growth in our major markets in Europe over the past several quarters and you may recall from previous earnings calls really starting in the second half of last year -- Italy, Spain and also France continuing to ramp up.

Progressively we've seen growth in France of 11%, growth in Spain of 16% and with the newly emerging market in Italy growth of close to 20%.

And then lastly we've seen a significant purchase made by the Brazilian government of nearly 9 million Swiss francs. And so collectively that has contributed to the overall growth.

Kevin Pyun: Great. Thank you.

Operator: Your next question comes from Rachel McMinn with Piper Jaffray

Rachel McMinn: Yes, thanks very much. Do you expect the collaboration to be sustainably profitable going forward?

Steven D. Skolsky: Rachel, I think that's all contingent upon the continued ramp-up of sales through the remainder of this year. We're highly encouraged by what we've seen during the first half. But obviously in order to be able to hit our guidance, we're going to have to continue to see a ramp-up in the second half, which would contribute to a positive collaboration, which we're very pleased with at this point.

Rachel McMinn: And when you back out the Brazil purchase, I guess assuming that things continue to ramp-up in Italy, Spain and France, would you - I mean is it - would your expectations be that the collaboration would be profitable?

Steven D. Skolsky: Yes, the collaboration again pertains only to North America.

Rachel McMinn: I'm sorry. I'm sorry. Sorry about that.

Steven D. Skolsky: But it's worthy of comment as well because even removing the significant purchase in Brazil, if you convert the Swiss francs to US dollars, it's around the $6.5 million -- close to that -- based upon my calculation.

But I would reduce that maybe down to $22 million rest of world. The previous quarter they did $19 million so you would still see a substantial increase.

Rachel McMinn: Right, okay and then just to better understand the collaboration process -- sorry for that other question -- but on the selling and marketing expense, is there any - is there any cap on that this year? And if you could just talk about what the expenses were just qualitatively this quarter versus last quarter, that ---

Steven D. Skolsky: Yes, the cap was a unique provision in last year's budget ---

Rachel McMinn: Okay.

Steven D. Skolsky: --- that has not been replicated this year. And what we previously indicated in the guidance provided at the beginning of this year was a range of expenses of $18 to $23 million for our selling and marketing expenses.

Rachel McMinn: Okay and you're maintaining that guidance?

Steven D. Skolsky: Yes we are.

Rachel McMinn: All right, thanks.

Operator: Once again ladies and gentlemen, in order to ask a question, please press star followed by the number 1 on your telephone keypad. Your next question comes from Ron Ellis with Leerink, Swann.

Steven D. Skolsky: Hello Ron.

Ron Ellis: Hi. Good evening. Thanks for taking the question. Just in terms of the ROW sales, what would be the sense of the continued growth? I mean certainly 50% increase is significant. But I want to get a sense - this purchase by Brazil, is it a one-time purchase or how often would they be expected to come in? Is it something quarterly that we should be looking for?

Steven D. Skolsky: I wouldn't forecast that at all. We know that they made the significant purchase. What we don't know as far as the linkage as to how many patients are going to be served by that through the government system in Brazil. So that's going to be a wait and see thing that if it is an additional purchase, either later this year or next year, some potential upside.

But even without the Brazil purchase, I think you're looking at some pretty significant double-digit growth in these larger markets. Because when you get through the UK and Germany, in addition to the three larger markets ---

Ron Ellis: Right.

Steven D. Skolsky: --- that constitutes the majority of worldwide sales.

Ron Ellis: And then you said it was 9 million Swiss francs and that was about 6 million in --

Steven D. Skolsky: In US dollars.

Ron Ellis: --- in US?

Steven D. Skolsky: A rough estimate, yes.

Ron Ellis: So out of the 28, 30 or so maybe about 20% came from Brazil?

Steven D. Skolsky: Well they added that - almost $29 million in sales ---

Ron Ellis: Right.

Steven D. Skolsky: --- around 6 million of them came from Brazil, but again substantial increases if you look at the previous quarter. And you can see how quickly they've ramped up. If you take a look at the second quarter of last year, it was fraction of that -- $12 million in sales.

Ron Ellis: Okay, but then 80% of this quarter should be sustainable going forward in ROW?

Steven D. Skolsky: If growth rates are maintained in those large markets, yes.

Ron Ellis: Okay, thank you.

Operator: Your next question is a follow-up question from Rachel McMinn with Piper Jaffray.

Rachel McMinn: Yes, thanks for the follow-ups. The number that you gave there, double-digit growth for Italy, Spain and France, are those all sequential growth rates or are those year over year?

Steven D. Skolsky: Those are in fact sequential growth rates.

Rachel McMinn: Okay. And then just a separate question. On the CCR5 trials and any other trials that are going to be using FUZEON in combination, are you receiving commercial sales for FUZEON? Is that reflected in your sales price or are you providing that to the centers?

Steven D. Skolsky: No, it would be reflected in commercial sales. And what we're most encouraged by is the enthusiasm that we're seeing by potential partners who are developing CCR5's around the potential synergies that exist between R5 inhibitors and FUZEON.

In our last call we alluded to some very positive aspects of data that's emerging from some of the resistance conferences over the past six months that are showing increased susceptibility to FUZEON when you see resistance with an R5. We're seeing synergy with the GSK R5 inhibitor in vitro. So I think a lot of things pointing to the fact this in fact is a good complementary combination.

Rachel McMinn: So can you just talk I guess qualitatively about the two different markets? We're seeing some really nice growth ex-US, but in the US sales, at least from IMS prescriptions, showing modest sequential 3% growth and we have - you're also - you have obviously some patients in the trials. So why are we seeing such different trajectories for the US versus ex-US?

Steven D. Skolsky: Well I think one obvious thing I need to point out is the fact that these are newer markets. So when you take a look at a very basic figure, one is you look at the three months performance in Europe versus their six month performance, on the six month performance you're looking at a very small base on which they built. So their increase is 130%.

And with those markets just coming into their own really in the third to fourth quarter of last year on a small base you're going to see significant percentage increases.

Rachel McMinn: But the numbers - but regardless, I mean the ex-US numbers actually - well obviously including the Brazil, has actually outpaced the US sales number for the first time this quarter.

Steven D. Skolsky: Yes, that's a fact.

Rachel McMinn: So why - I mean I guess when you first set out and started looking at these, I don't know that the estimates were quite like that. I mean do you think like when you look going forward should we be expecting the ex-US portion to&

Steven D. Skolsky: Yes, we've been careful not to provide guidance because the visibility of foreign market forecasts is pretty limited to us because as you know, we collect a royalty off of the sales. And we don't directly get involved in the sales and marketing activities in the foreign markets.

We're pleased obviously with the growth rates that we've seen. But as I've mentioned, the Brazil purchase as well as the newly emerged markets are showing higher growth rates. We certainly hope that they can maintain those growth rates but to follow a typical growth trajectory we would see some of that begin to tail over time.

But by the same token, I wouldn't look too askance at the performance in the US because while prescription growth rates have not been in double digit for the second quarter, we now have sequential quarters in which we've shown growth and we've shown record numbers in terms of overall revenue in both units and dollars that we haven't seen previously.

And if you annualize what is now a 5% growth rate for new Rx's seen in this quarter, you still end up with pretty impressive growth on an annual basis.

Rachel McMinn: And just one last question and then I'll hop off. Do you have a sense of your reported US sales what proportion of that are for patients in clinical trials and what are just out in the field?

Steven D. Skolsky: No I actually don't have a good handle on what that figure would be.

Rachel McMinn: Okay, thanks very much.

Operator: Your next question comes from David Webber with First Albany.

David Webber: Thanks for taking my question. Most of them have been asked. Can you just tell us what changes occurred in wholesaler inventories in North America during the quarter?

Steven D. Skolsky: Yes, some of the perturbations we've seen during the previous quarters, we've seen that settle down pretty significantly to the point where this quarter we're between two and three weeks holding inventories, so much more stabilized than what we've seen in the past.

David Webber: Great. Thank you.

Operator: Again, ladies and gentlemen, in order to ask a question, please press star followed by the number 1 on your telephone keypad. Your next question is a follow-up question from Ron Ellis with Leerink Swann.

Ron Ellis: Gentlemen with the JV being profitable this quarter and the potential for it to be so going forward, any speculation as to when the company may turn profitable?

Steven D. Skolsky: No we haven't indicated the temporal relationship between profitability of the company and ongoing performance in the past. Obviously that's going to be contingent upon maintaining sales levels and growth along the lines that we've discussed during the course of this call as well as how we manage our operational expenses and R&D expenses going forward as a strategic issue over the next several years.

Ron Ellis: Are there any goals to achieving it by a certain time?

Steven D. Skolsky: None that we've indicated publicly.

Ron Ellis: Okay, thank you.

Operator: At this time there are no further questions. Mr. Skolsky are there any closing remarks?

Steven D. Skolsky: No. That will complete the call and thanks very much for attending.

Operator: That concludes today's Trimeris Second Quarter 2005 Earnings conference call. You may now disconnect.

END